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Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Consumer Portfolio Services, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-77314, 33-82778, 333-00880, 333-00736 and 333-21289) on Form S-3 and (Nos.
33-78680 and 33-80327) on Form S-8 of Consumer Portfolio Services, Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of Consumer Portfolio Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, for the nine-month period ended December 31, 1995, and for the year ended March 31, 1995, which report appears in the December 31, 1996 annual report on Form 10-K/A of Consumer Portfolio Services, Inc.


                                            KPMG PEAT MARWICK LLP


Orange County, California
April 14, 1997